December 6, 2005

Mail Stop 4561

By U.S. Mail and facsimile to (610)366-1900

Mr. Mark W. Jaindl
President and Chief Executive Officer
American Bank Incorporated
4029 West Tilghman Street
Allentown, PA 18104

Re:	American Bank Incorporated
	Form 10-K for the Fiscal Year Ended December 31, 2004
	File No. 000-34216

Dear Mr. Jaindl:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Amit Pande
								Assistant Chief Accountant